IDCENTRIX ANNOUNCES FISCAL 2009 THIRD QUARTER RESULTS

--Commercialization of ID CARD Technology Gaining Momentum--

LOS ANGELES, CA – December 15, 2008 – iDcentrix (OTCBB: IDCX), today announced results for its fiscal 2009 third quarter ended October 31, 2008, highlighted by several partnership agreements and progress in its efforts to commercialize the company’s  highly secure ID cards and technology.

For its fiscal third quarter, iDcentrix, a development stage company, generated a net loss of $438,000, or $0.01 per share compared with a net loss of $320,000, or $0.04 per share for the same period a year earlier. For the nine months ended October 31, 2008, the company reported a net loss of $1.6 million, or $0.05 per share compared with a net loss of $777,000, or $0.12 per share a year ago.

“During the past nine months, iDcentrix has focused on creating awareness of its unique patented technology – supported by participation at trade shows and conferences, as well as strategic meetings with potential customers. In addition, we signed teaming agreements with established organizations in targeted countries, particularly in the Caribbean and Latin America -- regions with unique opportunities to support the commercial launch of our technology,” said Francine Dubois, president and chief executive officer of iDcentrix.

She noted the agreements are with systems integrators or prime contractors who market to government agencies. “From a strategic standpoint, we anticipate these relationships will enable iDcentrix to increase opportunities by integrating the company’s technology into broader solutions for selected identification card programs,” Dubois said. She added that to date, the company has participated in several proposals with its partners, which are at various stages of negotiations. “While we are optimistic that contracts utilizing our technology will be signed, no projects have yet been secured through these partnering agreements,” Dubois said. She indicated that additional capital will be required to fully execute the company’s long-term business plan, and management is focused on conserving its financial resources during the current challenging economic environment.

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iDcentrix also disclosed that its sublicensing agreements with Fortress Paper have been amended. These agreements originally required the company to expend a minimum of $2 million on research and development over the five-year period ending January 31, 2013, with $800,000 to be expended prior to January 31, 2010.  On December 11, the agreements were amended to remove these requirements. Nonetheless, the company anticipates that it will in fact conduct research and development activities to further enhance the marketability of its products and recently added technical expertise to support these initiatives.

About iDcentrix:
iDcentrix Inc. (OTCBB: IDCX), based in El Segundo, CA, is the licensee of a patented technology that provides highly secure identification cards  incorporating Swiss banknote paper and polycarbonate. Unlike other ID cards on the market, the iDcentrix card cannot be duplicated or counterfeited thereby guaranteeing the integrity of the card data and the identity of the cardholder. The company sells the ID card production equipment and consumables to corporate and governmental card issuers and also issues cards by partnering with local card manufacturers. Additional information is available at www.idcentrix.com

Contacts: iDcentrix Francine Dubois (310) 414-2661 Francine.dubois@idcentrix.com	Media Relations Olmstead Williams Communications Trent Freeman (310) 479-7055 tfreeman@olmsteadwilliams.com	Investor Relations Maier & Company Gary Maier (310) 442-9852 Gmaier@maierco.com

Statement:

This press release may include statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding market acceptance of new products, product performance, product sales, revenues and profits.  These forward-looking statements are based on management’s current expectations and beliefs and are subject to risks and uncertainties that could cause actual results to differ materially, positively or negatively, from those described in the forward-looking statements.  In particular, factors that could cause actual results to differ materially from those in forward-looking statements include, our inability to obtain additional financing on acceptable terms, or at all; the failure of the technology that we license, our products and services, to gain widespread market acceptance; standards that may be adopted our inability to attract and retain additional employees to respond to business opportunities, our dependence upon intellectual property licensed from third parties and the validity and enforceability of that intellectual property; any circumvention or sabotage by third parties of the security systems used in our products and services that could damage our reputation; industry, competitive and technological changes; the loss of, and failure to replace any significant customers; the composition, timing and size of orders from and shipments to major customers; inventory obsolescence; the performance of suppliers and subcontractors; risks associated with international operations and foreign currency fluctuations; the state of the U.S. and global economies in general and other risks detailed in our filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date made and are not guarantees of future performance.  We undertake no obligation to publicly update or revise any forward-looking statements. When used in this document, the words “believe”, “expect”, “anticipate”, “estimate”, “project”, “plan”, “should”, “intend”, “may”, “will”, “would”, “potential”, and similar expressions may be used to identify forward-looking statements. This document does not constitute an offer or solicitation as to any securities.

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Financial statements attached

IDCENTRIX
(A Development Stage Company)
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

					Cumulative
					Period From
					January 3,
					2007
	Three Months Ended		Nine Months Ended		(Inception) to
	October 31,		October 31,		October 31,
	2008	2007	2008	2007	2008

Revenue	$-	$-	$-	$-	$-

Operating Expenses
Selling, general and admin.	442,557	321,683	1,585,162	739,643	3,263,155
Research and development	-	-	-	40,096	40,096

Loss from Operations	(442,557)	(321,683)	(1,585,162)	(779,739)	(3,303,251)

Interest Income	4,830	1,920	27,201	2,252	29,894

Net Loss	$(437,727)	$(319,763)	$(1,557,961)	$(777,487)	$(3,273,357)

Basic and diluted net loss
per share common	$(0.01)	$(0.04)	$(0.05)	$(0.12)

Weighted average number of
common shares outstanding	31,824,391	8,500,000	31,788,745	6,311,941